Exhibit 99.1

Richard “Rick” Lenny to Retire from McDonald’s Board of Directors After 18 Years of Outstanding Service

CHICAGO, August 24, 2023 – McDonald's Corporation (NYSE: MCD) today announced the retirement of Richard “Rick” Lenny from the McDonald’s Board of Directors, effective October 31, 2023.

“Rick’s contributions to McDonald’s and its Board of Directors over the past 18 years have been immeasurable. His business acumen and extensive experience leading major consumer brands have enabled the Company to advance countless strategic objectives, and he has cultivated a lasting culture of decorum and camaraderie within our Board,” said Enrique Hernandez, Jr., McDonald’s Chairman of the Board. “As Chairman of the Compensation Committee, Rick has helped oversee several important initiatives, including the evolution of the Company’s Executive Compensation program to more fully encompass our business and social impact. A founding member of our Sustainability & Corporate Responsibility Committee, he has been a steady voice in the development and evolution of McDonald’s sustainability strategies.”

“Rick is a civic-minded leader with a keen understanding of the challenges facing people and businesses today, and his counsel has been instrumental in helping position the Company and our System for long-term growth,” said Chris Kempczinski, McDonald's President and Chief Executive Officer. “We will carry forward Rick’s legacy of leadership and community service as we continue to execute against our strategic priorities through our Accelerating the Arches growth plan. We thank him for his unwavering commitment to McDonald’s.”

Lenny joined McDonald’s Board of Directors in 2005 and has served as the Chair of the Compensation Committee since 2019. In addition to his service to McDonald’s, Lenny serves on the Boards of Conagra Brands and Illinois Tool Works.

“It has been an honor to serve on McDonald’s Board for the last 18 years, supporting the Company as it has successfully navigated an ever-evolving macroeconomic and industry landscape. I am particularly proud of the work we’ve done to reward our shareholders exceptionally well over the long-term and serve them through sound governance, oversight and an unwavering commitment to doing what’s right,” said Lenny. “I look forward to cheering on McDonald’s success for years to come.”

About McDonald’s
McDonald’s is the world’s leading global foodservice retailer with nearly 40,000 locations in over 100 countries. Approximately 95% of McDonald’s restaurants worldwide are owned and operated by independent local business owners.

Forward Looking Statements
This document contains forward-looking statements about future events and circumstances. Generally speaking, any statement not based upon historical fact is a forward-looking statement. In particular, statements regarding McDonald's plans, strategies, prospects and expectations regarding its business and industry are forward-looking statements. They reflect McDonald's expectations, are not guarantees of performance and speak only as of the date hereof. Except as required by law, McDonald's does not undertake to update such forward-looking statements. You should not rely unduly on forward-looking statements. McDonald's business results are subject to a variety of risks, including those that are described in its Quarterly Report on Form 10-Q for the quarter ended June 30, 2023 and subsequent filings with the Securities and Exchange Commission.